================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              E*TRADE GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                              [LOGO OF E*TRADE]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To Be Held February 19, 1997

                               ----------------

To our Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders of E*TRADE Group, Inc. (the "Company") which will be held at Quadrus Conference Center located at 2400 Sand Hill Road, Menlo Park, California 94025, on February 19, 1997 for the following purposes:

  1. To elect to the Board two directors;

  2. To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending September 30, 1997; and

  3. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on January 15, 1997 as the record date for determining those shareholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

  Representation of at least a majority of all outstanding shares of Common Stock of E*TRADE Group, Inc. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

  Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

                                          Very truly yours,

                                          Christos M. Cotsakos
                                          President and Chief Executive
                                           Officer

Palo Alto, California
January 24, 1997

              Shareholders Should Read the Entire Proxy Statement
                  Carefully Prior to Returning Their Proxies

                               ----------------

                                PROXY STATEMENT

                                      FOR
                       ANNUAL MEETING OF SHAREHOLDERS OF
                              E*TRADE GROUP, INC.

                               ----------------

                         To Be Held February 19, 1997

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of E*TRADE Group, Inc. ("E*TRADE" or the "Company") of proxies to be voted at the Annual Meeting of Shareholders which will be held at 10 a.m. on February 19, 1997 at Quadrus Conference Center located at 2400 Sand Hill Road, Menlo Park, California 94025 or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the proxy card were first mailed to shareholders on or about January 27, 1997. The principal executive offices of E*TRADE are located at 2400 Geng Road, Palo Alto, California 94303.

                        VOTING RIGHTS AND SOLICITATION

  The close of business on January 15, 1997 was the record date for shareholders entitled to notice of and to vote at the Annual Meeting. As of that date, E*TRADE had 29,605,147 shares of common stock, $.01 par value per share (the "Common Stock"), issued and outstanding. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and shareholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

  Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to E*TRADE will be voted at the Annual Meeting of Shareholders in accordance with the shareholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the director as described herein under "Proposal 1--Election of Directors" and FOR ratification of the selection of accountants as described herein under "Proposal 2--Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any shareholder has the right to revoke his or her proxy at any time before it is voted. Election of directors by shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote at the election present in person or represented by proxy. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The approval of the proposal to ratify the selection of accountants requires a majority of the votes cast to be affirmative.

  The entire cost of soliciting proxies will be borne by E*TRADE. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular E*TRADE employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The members of the Board of Directors of E*TRADE are classified into three classes, one of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors of such class have been elected and qualified. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for director listed below. In the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware that either nominee is unable or will decline to serve as a director.

Nominees to Board of Directors

                                                                             Class and
                                                                               Year
                                                                  Director in Which Term
             Name                   Principal Occupation           Since    Will Expire  Age
             ----                   --------------------          -------- ------------- ---
   Lewis E. Randall........ President                               1983     Class III    54
                            Lone Tree, Inc.                                    2000
   Lester C. Thurow........ Professor of Economics                  1996     Class III    58
                            Massachusetts Institute of Technology              2000

  Lewis E. Randall has been a director of the Company since 1983. Mr. Randall served both Apple Computer and Intel during their formative years, largely in the capacity of software and hardware engineering management. Mr. Randall has served as the owner and president of Lone Tree, Inc. a privately held loan factor, since August 1994, and served as its Vice President of Finance and co-owner from September 1989 to August 1994.

  Lester C. Thurow has been a director of the Company since April 1996. Mr. Thurow has been a Professor of Economics at Massachusetts Institute of Technology ("MIT") since 1968. From 1987 to 1993, he served as Dean of MIT's Sloan School of Management. Mr. Thurow has served as a director of Analog Devices, Inc., a publicly traded semiconductor and software company, since 1991, and as a director of Grupo Casa Autry, a publicly traded wholesale distributor of pharmaceuticals since 1993. Mr. Thurow received a BA in economics from Williams College, an MA from Oxford and a Ph.D. from Harvard University.

Directors Not Standing for Election

  The members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.

                                                                                    Class and
                                                                                      Year
                                                                         Director in Which Term
          Name                        Principal Occupation                Since    Will Expire  Age
          ----                        --------------------               -------- ------------- ---
William A. Porter....... Chairman of the Board of E*TRADE Group, Inc.      1982      Class I     68
                                                                                      1999
Christos M. Cotsakos.... President and Chief Executive Officer of          1996      Class I     48
                         E*TRADE Group, Inc.                                          1999
Richard S. Braddock..... Private Investor                                  1996      Class I     55
                                                                                      1999
William E. Ford......... Managing Member, General Atlantic Partners, LLC   1995     Class II     35
                                                                                      1998
George Hayter........... Partner, George Hayter Associates                 1995     Class II     58
                                                                                      1998
Keith Petty............. Business and Legal Consultant                     1982     Class II     76
                                                                                      1998

  William A. Porter is the Chairman and Founder of E*TRADE Group, Inc. He founded the Company in 1982 and served as President until October 1993 and Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary, until April 1996. He founded E*TRADE Securities, Inc. in 1992. Mr. Porter received a BA in Mathematics from Adams State College, an MA in Physics from Kansas State College, and an MBA in Management from the Massachusetts Institute of Technology. In May 1996, Mr. Porter was named Silicon Valley's Emerging Company Entrepreneur of the Year by the San Jose Business Journal.

  Christos M. Cotsakos joined E*TRADE Group, Inc. in March 1996 as President, Chief Executive Officer and a director. Prior to joining E*TRADE, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. from March 1995 to January 1996, as President and Chief Executive Officer of Nielsen International from September 1993 to March 1995, and as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa from March 1992 to September 1993. Mr. Cotsakos joined Nielsen after 19 years with the Federal Express Corporation from 1973 to 1992, where he held a number of senior executive positions both in the United States and Europe, including vice president and general manager for Europe, Africa and the Near East from 1988 to March 1992. Mr. Cotsakos serves as a director of National Processing, Inc., a provider of transaction processing services and customized processing software, and Forte Software, Inc., a publicly traded company that designs, develops, markets, and supports Forte, an advanced application environment that simplifies the complexities of high-end distributed applications. A decorated Vietnam Veteran, he received a BA, cum laude, from William Paterson College, an MBA, summa cum laude, from Pepperdine University and is currently pursuing a PhD in the field of corporate governance at the Management School, University of London.

  Richard S. Braddock has been a director of the Company since April 1996. From June 1994 to September 1995, he served as a partner in Clayton, Dubilier & Rice, a leveraged buy-out firm. From January 1993 to July 1993, he served as Chief Executive Officer of Medco Containment, a mail-order pharmaceutical company. From 1974 to October 1992, Mr. Braddock served in various capacities with Citibank, including as President and Chief Operating Officer from 1990 to October 1992 and as a director from 1985. Mr. Braddock serves on the board of directors of Eastman Kodak Company, True North Communications, an advertising company, ION Laser Technology, the Lincoln Center for the Performing Arts, and IBN Limited. He received a BA in History from Dartmouth and an MBA from Harvard University.

  William E. Ford has been a director of the Company since September 1995. Mr. Ford is a managing member of General Atlantic Partners, LLC ("GAP LLC") and has been with GAP LLC since July 1991. From August 1987 to July 1991, Mr. Ford was an associate with Morgan Stanley & Co., Incorporated. Mr. Ford is also a director of Envoy Corporation, a publicly traded health insurance claims processing company, GT Interactive Software, a publicly traded software company, Marcam Corporation, a publicly traded software company, SS&C Technologies, Inc., a publicly traded software company, and several private software companies in which GAP LLC or one of its affiliates is an investor. Mr. Ford received a BA in Economics from Amherst College and an MBA from the Stanford Graduate School of Business.

  George Hayter has been a director of the Company since December 1995 and currently provides consulting services to the Company. Mr. Hayter has served as a partner of George Hayter Associates, a consulting firm, from 1990 to the present. From 1976 to December 1990, he served with the London Stock Exchange, serving in his final position as the Managing Director of Trading Markets Division. Mr. Hayter serves on the boards of directors of Critchley Group PLC, an electrical accessories company listed on the London Stock Exchange, Linea Directa Aseguradora SA, a car insurance company in Spain, Pegasus Group PLC, an accounting software company listed on the London Stock Exchange, and Active Imaging PLC, a digital image processing manufacturer traded on the London AIM Market. He received an MA in Natural Sciences from Queens' College, Cambridge, England.

  Keith Petty has been a director of the Company since 1982. Mr. Petty was a founding partner of the law firm of Jackson Tufts Cole & Black, LLP (formerly Petty, Andrews, Tufts & Jackson) and retired from that firm in 1986. He received a BS in Business (major in accounting) from the University of Idaho and a JD from

Stanford Law School, is a certified public accountant and has been admitted to the bar in California and Idaho. Mr. Petty currently provides business and legal consulting to start-up companies and serves as a Director for four other privately held for-profit companies and two nonprofit companies.

                         BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of five meetings during fiscal 1996. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served.

  The Board of Directors has created an Audit Committee, a Compensation Committee and a Nominating Committee of the Board. The Audit Committee is composed of William E. Ford (Chair), Lester C. Thurow and George Hayter and is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Audit Committee held one meeting during fiscal 1996. The Compensation Committee, which is composed of Richard
S. Braddock (Chair), William E. Ford and Keith Petty, recommends to the Board of Directors compensation for the Company's key associates and administers the 1996 Stock Incentive Plan, the 1993 Stock Option Plan, the 1983 Employee Incentive Stock Option Plan and the 1996 Stock Purchase Plan. The Compensation Committee held one meeting during fiscal 1996. The Nominating Committee, which is comprised of Christos M. Cotsakos (Chair), William A. Porter and Lewis E. Randall, nominates for shareholder approval persons to membership on the Board of Directors. The Nominating Committee did not meet during fiscal 1996. The Nominating Committee will consider nominees recommended by shareholders. For the Annual Meeting of Shareholders in 1998, recommendations must be received by E*TRADE no later than September 26, 1997. Recommendations must be mailed to the Company's principal executive offices, 2400 Geng Road, Palo Alto, California 94303, Attention: Stephen C. Richards.

                             DIRECTOR REMUNERATION

  Non-employee directors receive $5,000 per year, in addition to $800 for each meeting of the Board attended (and $400 for committee meetings attended). In addition, each non-employee director receives stock options pursuant to the automatic option grant provisions of the Company's 1996 Stock Incentive Plan. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is an employee of the Company will receive compensation for services rendered as a director.

  In January 1996, Mr. Hayter was granted an option to purchase 60,000 shares of Common Stock at an exercise price of $2.05 per share. In March 1996, Messrs. Braddock, Ford, Petty, Randall and Thurow were each granted options to purchase 60,000 shares of Common Stock at an exercise price of $2.33 per share. The options become exercisable 20% after each year of service from the date of grant. In March 1996, Mr. Cotsakos received an option to purchase 600,000 shares of Common Stock at $2.33 per share and in May 1996, he received an additional option to purchase 480,000 shares at $7.00 per share. The options vested for 20% of the shares on September 1, 1996 and vest for 80% of the shares in equal monthly installments over a period of four years of employment. All options to directors were granted at the fair market value per share of Common Stock on the grant date.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1996 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each director,
(iii) each officer listed in the Summary Compensation Table and (iv) all directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

               NAME AND ADDRESS                NUMBER OF SHARES    PERCENT OF
              OF BENEFICIAL OWNER             BENEFICIALLY OWNED COMMON STOCK(1)
              -------------------             ------------------ ---------------
   William A. Porter (2)(3).................      3,276,951           11.1%
   Christos M. Cotsakos (4).................      1,443,000            4.8
   Richard S. Braddock......................        428,581            1.5
   William E. Ford (5)......................              1              *
   George Hayter (6)........................         19,518              *
   Keith Petty (7)..........................        364,621            1.2
   Lewis E. Randall (8).....................        495,001            1.7
   Lester C. Thurow.........................         20,001              *
   Bernard A. Newcomb (2)...................      2,420,821            8.2
   General Atlantic Partners LLC (9)........      6,872,580           23.3
   Kathy Levinson (10)......................        418,921            1.4
   Stephen C. Richards......................              1              *
   David R. Ewing (11)......................         96,001              *
   Wayne H. Heldt (12)......................        700,021            2.3
   All directors and executive officers as a
   group (13 persons) (13)..................      6,602,619           21.5

--------
   *Less than 1%.

 (1) Based on 29,545,147 shares outstanding on December 31, 1996. Shares of Common Stock subject to options that are exercisable within 60 days of December 31, 1996 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

 (2) The address of Mr. Porter and Mr. Newcomb is c/o E*TRADE Group, Inc., Four Embarcadero Place, 2400 Geng Road, Palo Alto, California 94303.

 (3) Includes 200,460 shares of Common Stock held by Mr. Porter's wife. Mr. Porter disclaims beneficial ownership of such shares.

 (4) Includes 198,000 shares held by the Cotsakos Revocable Trust under Agreement dated September 3, 1987, 105,000 shares held in an IRA account and 60,000 shares held as a custodian for his daughter. Mr. Cotsakos disclaims beneficial ownership of shares held as a custodian and one-half the shares held by the Cotsakos Revocable Trust. Also includes 1,080,000 shares of Common Stock which Mr. Cotsakos has the option to purchase, of which, options to purchase 324,000 shares are exercisable within 60 days of December 31, 1996.

 (5) Excludes 6,030,120 shares held by General Atlantic Partners II, L.P. and 842,460 shares held by GAP Coinvestment Partners, L.P. See footnote 9 below.

 (6) Includes 12,000 shares of Common Stock which Mr. Hayter has the option to purchase within 60 days of December 31, 1996.

 (7) Includes 364,620 shares held by Keith and Gail Wells Petty, as Trustees of the Keith and Gail Wells Petty Trust.

 (8) Includes 294,000 shares held by Lewis or Martha Randall, as Trustees of the Lewis E. and Martha E. Randall Living Trust dated 8/16/84. Includes 96,000 shares held solely by Mr. Randall's wife. Mr. Randall disclaims beneficial ownership of such shares held by his wife.

 (9) Includes 6,030,120 shares held by General Atlantic Partners II, L.P.
     ("GAP II") and 842,460 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment"). The general partner of GAP II is General Atlantic Partners, LLC ("GAP LLC"), a Delaware limited liability company. Mr. Ford, a director of the Company, is one of the managing members of GAP LLC. The same managing members of GAP LLC are the general partners of GAP Coinvestment. Mr. Ford disclaims beneficial ownership of shares owned by GAP II and GAP Coinvestment except to the extent of his pecuniary interest therein. The address for GAP II, GAP Coinvestment, GAP LLC and Mr. Ford is: c/o General Atlantic Service Corporation, Three Pickwick Plaza, Greenwich, CT 06830.

(10) Includes 148,800 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of December 31, 1996.

(11) Includes 96,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of December 31, 1996.

(12) Includes 420,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of December 31, 1996.

(13) Includes the information in the notes above, as applicable. With respect to shares held by Mr. Cotsakos, includes only those shares which are beneficially owned and those shares subject to options which are exercisable within 60 days of December 31, 1996. In addition, includes an additional 96,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of December 31, 1996, which options are held by executive officers of the Company who are not identified in the above table. Excludes shares held by Mr. Newcomb who is a director emeritus, but not currently an executive officer of the Company.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table sets forth the compensation earned by the Company's current and former Chief Executive Officers and the Company's four other highest-paid executive officers ("Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended September 30, 1996 and 1995, respectively.

                         Summary Compensation Table(1)

                                                                       Long-Term
                                                                      Compensation
                                  Annual Compensation                    Awards
                        --------------------------------------------- ------------
                                                                       Securities
Name and Principal           Salary                    Other Annual    Underlying       All Other
Position                Year   ($)       Bonus ($)   Compensation ($) Options/SARs   Compensation ($)
------------------      ---- ------      ---------   ---------------- ------------   ----------------
Christos M. Cotsakos    1996 126,134(2)       437         53,804(3)    1,080,000            --
 President and Chief    1995     --           --             --              --             --
 Executive Officer

William A. Porter (4)   1996 206,667(5)    21,982            --              --           2,013(6)
 Chairman of the Board  1995 140,713(5)    22,395            --              --           1,315(6)

Kathy Levinson          1996 163,309(7)       546            --          144,000            --
 Executive Vice         1995 113,941(7)       --             --          600,000(8)         --
 President of
 Operations

Stephen C. Richards     1996  59,187      102,659(9)      69,000(10)     240,000            --
 Senior Vice President  1995     --           --             --              --             --
 of Finance and
 Administration, Chief
 Financial Officer and
 Treasurer

David R. Ewing          1996 135,292       10,949            --              --             --
 Senior Vice President  1995  10,417          --             --          240,000            --
 of E*TRADE
 Technologies and Chief
 Information Officer

Wayne H. Heldt          1996 146,333(11)   19,252            --              --           2,483(6)
 Vice President and     1995 127,500(11)   21,664            --              --             629(6)
 Managing Director of
 International Affairs

--------
 (1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

 (2) Includes $2,000 paid to Mr. Cotsakos in his capacity as a director.

 (3) Includes $50,000 as reimbursement of relocation and moving expenses.

 (4) Mr. Porter served as Chief Executive Officer until April 1996.

 (5) Includes $4,000 and $5,000 paid to Mr. Porter in his capacity as a director in fiscal 1996 and 1995, respectively.

 (6) Represents employer contributions to the Company's 401(k) Plan.

 (7) Includes $52,059 in fiscal 1996 and $113,941 in fiscal 1995 paid to Ms. Levinson in her capacity as a consultant from January 1995 to December 1995.

 (8) Includes 300,000 shares of Common Stock pursuant to a warrant issued to Ms. Levinson in her capacity as a consultant, which warrant was fully exercised by January 1996.

 (9) Includes a one-time signing bonus of $102,441.

(10) Represents reimbursement of relocation and moving expenses.

(11) Includes $3,000 and $5,000 paid to Mr. Heldt in his capacity as a director in fiscal 1996 and 1995, respectively.

Stock Options

  The following table contains information concerning the grant of stock options under the Company's 1993 Stock Option Plan for the 1996 fiscal year to the Named Executive Officers. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are set at a maximum of 10 years.

                     Option/SAR Grants in Last Fiscal Year

                                                                             Potential
                                       Individual Grants                Realizable Value at
                         ----------------------------------------------   Assumed Annual
                          Number of                                       Rates of Stock
                          Securities   % of Total                       Price Appreciation
                          Underlying  Options/SARs Exercise               for Option Term
                         Options/SARs  Granted to   or Base             -------------------
                           Granted    Employees in   Price   Expiration    5%        10%
          Name              (#)(1)    Fiscal Year  ($/Sh)(2)    Date     ($)(3)    ($)(3)
          ----           ------------ ------------ --------- ---------- --------- ---------
Christos M. Cotsakos....   600,000        14.8%      $2.33    3/28/06     880,500 2,231,200
                           480,000        11.9%      $7.00    5/14/06   2,113,100 5,355,000
William A. Porter.......         0           0           0          0           0         0
Kathy Levinson..........   144,000         3.6%      $2.05     1/1/06     185,600   470,500
Stephen C. Richards.....   210,000         5.2%      $2.33    3/28/06     308,200   780,900
                            30,000         0.7%      $7.00    5/14/06     132,100   334,700
David R. Ewing..........         0           0           0          0           0         0
Wayne H. Heldt..........         0           0           0          0           0         0

--------
(1) Each option, with the exception of options granted to Christos M. Cotsakos, will become exercisable for 20% of the option shares after 12 months of continued service from the date of grant. The balance of the option shares will become exercisable in a series of 4 successive equal annual installments upon the optionee's completion of each additional year of service measured from the first anniversary of the date of grant. The options for Mr. Cotsakos became exercisable for 20% of the shares on September 1, 1996 and will become exercisable for 80% of the shares in a series of 48 equal monthly installments upon the completion of each additional month of service thereafter.

    Upon a merger or consolidation in which the Company is not the surviving corporation, options issued under the Company's 1993 Stock Option Plan will terminate unless assumed by the acquiring entity. Pursuant to his employment agreement, options held by Mr. Cotsakos become immediately exercisable upon a change in control.

(2) The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The Compensation Committee has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with an exercise price equal to the lower fair market value of the option shares on the regrant date.

(3) The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

Option Exercises and Holdings

  The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year.

   Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
                                    Values

                                                                               Value of Unexercised in-
                                                                               the-Money Options/SARs at
                                                       Number of Securities    FY-End ($) (Market price
                          Shares                      Underlying Unexercised      of shares at FY-End
                         Acquired Value Realized ($)       Options/SARs        ($13.1875) less exercise
                            on     (Market price at        at FY-End (#)                price)
                         Exercise   exercise, less   ------------------------- -------------------------
          Name              (#)    exercise price)   Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- ------------------ ----------- ------------- ----------- -------------
Christos M. Cotsakos....       0               0       216,000      864,000    $1,896,500   $7,586,000
William A. Porter.......       0               0             0            0             0            0
Kathy Levinson..........       0               0        60,000      384,000    $  766,300   $4,668,800
Stephen C. Richards.....       0               0             0      240,000             0   $2,465,000
David R. Ewing..........       0               0        96,000      144,000    $1,218,000   $1,827,000
Wayne H. Heldt.......... 316,020      $1,464,000       420,000      216,000    $5,419,800   $2,787,300

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

  In March 1996, prior to the Company's initial public offering, Christos M. Cotsakos entered into an employment agreement with the Company. The agreement provides for annual base salary compensation of $250,000. Mr. Cotsakos' base salary is subject to adjustment as follows: if, at the end of any fiscal quarter during the term of the agreement, the Company's annualized revenues equal or exceed $75 million and there is a positive net income at the end of such quarter, the base salary shall be increased to an annualized basis of $320,000; and if, at the end of any fiscal quarter during the term of the agreement, the Company's annualized revenues equal or exceed $100 million and there is a positive net income at the end of such quarter, the base salary shall be increased to an annualized basis of $390,000. Mr. Cotsakos is also eligible to participate in the Company's bonus plan and other benefit plans.

  The employment agreement terminates on December 31, 2001, but is renewable for successive one-year periods, unless either party gives 180 days' notice. Upon termination of Mr. Cotsakos' employment, he is entitled to severance payments as follows: (i) payment equal to five full years of current total annual compensation if termination within three years after a change in control of the Company (as defined) or if he elects to terminate his employment for good reason (as defined) within three years after any change in control, and (ii) payment equal to four full years of (A) current total annual compensation if he is terminated by the Company other than for cause (as defined) and such termination is not described in (i) above and (B) he elects to terminate his employment for good reason and such termination is not described in (i) above. In addition, Mr. Cotsakos' options become immediately exercisable upon a change in control or upon the termination of Mr. Cotsakos other than for cause or at his election for good reason.

  From January 1995 to December 1995, Kathy Levinson, the Executive Vice President of Operations of E*TRADE Group and the President and Chief Operating Officer of E*TRADE Securities was self-employed as a consultant. During this period, Ms. Levinson, worked under contract with the Company, pursuant to which she provided consulting services to assist with E*TRADE's transition to self-clearing operations. During the term of this agreement, Ms. Levinson was paid $166,000 by the Company, and received a warrant to purchase 300,000 shares of Common Stock, which warrant was fully exercised by January 1996, and options to purchase 300,000 shares of Common Stock which vest at a rate of 20% per year over a period of five years and will terminate on January 2, 2005.

  In connection with an acquisition of the Company by merger or asset sale, any outstanding option held by the Named Executive Officers under the Company's 1996 Stock Incentive Plan will automatically accelerate in full and all unvested shares of Common Stock held by such individuals subject to direct issuances made under such plans will immediately vest in full, except to the extent such options are to be assumed by, and the Company's repurchase rights with respect to these shares are to be assigned to, the successor corporation. In addition, the Compensation Committee as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Named Executive Officers or the shares of Common Stock subject to direct issuances held by such individuals, in connection with the termination of the officer's employment following: (i) a merger or asset sale in which these options are assumed or are assigned or (ii) the Company's repurchase rights with respect to unvested shares or (iii) certain hostile changes in control of the Company.

Compensation Committee Report on Executive Compensation

  The Compensation Committee (the "Committee") of the Board of Directors sets the base salary of the Company's executive officers and approves individual bonus programs for executive officers. Option grants to executive officers are made by the Committee, and the Committee has complete discretion in establishing the terms of each such grant. The following is a summary of policies of the Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

  Compensation Philosophy

  The Committee applies a consistent philosophy to compensation for all employees, including executive officers. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and stockholders.

  . The Company pays for relative sustained performance. Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to competitors. Individual performance is evaluated by reviewing development progress against set objectives and the degree to which Company values are fostered.

  . The Company strives for fairness in the administration of pay. The
    Company strives to balance the compensation paid to a particular individual and the compensation paid to other persons both inside the Company and at comparable companies.

  General Compensation Policy

  The Committee's overall policy is to offer the Company's executive officers competitive cash- and equity-based compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the Committee's primary objectives is to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance.

  The principal factors taken into account in establishing each executive officer's compensation package are summarized below. Additional factors may be taken into account to a lesser degree, and the relative weight given to each factor varies with each individual in the sole discretion of the Committee. The Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

  Cash-Based Compensation. The Committee sets base salary for executive officers on the basis of personal performance, the salary levels in effect for comparable positions with other companies in the industry and internal comparability considerations. This comparison group differs from the one included in the peer group index in the performance graph as the Company is required to take into account the cost of living and competition for personnel in its geographic location. Effective October 1, 1994, the Company adopted a bonus plan (the "Bonus Plan") to allow all eligible associates to share a portion of the Company's profits. Thirty days after the end of each fiscal quarter, the Company will pay 20% of any operating profit that is in excess of 10% of gross revenue into the Bonus Plan. Each eligible associate will be allocated a percent of the total Bonus Plan pool based on the Company's total salary base, that associate's gross earnings for the quarter and designation by group. Bonus payments are distributed over time to associates, who receive 50% of the bonus payment at the end of the month following the end of the quarter, and the remaining 50% over the succeeding three-year time period in increments of one-sixth. If an associate leaves the Company for any reason other than disability, death or retirement, that associate's accumulation of earnings in the bonus pool remains in the pool as additional earnings for the remaining eligible associates. The Chairman of the Board received a bonus and the Chief Executive Officer did not receive a bonus for fiscal 1996.

  Effective January 1, 1995, the Company adopted a 401(k) (the "401(k) Plan") that covers all eligible associates of the Company. An associate is eligible to participate in the plan upon hire, and may elect to defer, in the form of contributions to the 401(k) Plan, up to the $9,500 limitation imposed by Internal Revenue Code Section 402(g). Associates' contributions are invested in specific assets, specific funds or other investments permitted under the 401(k) Plan according to the directions of each individual associate and the directed investment procedure. The contributions are fully vested and nonforfeitable at all times. Upon completion of one year of service, the 401(k) Plan provides for employer contributions to the 401(k) Plan of an amount equal to 25% of the amount contributed by all eligible associates, up to 2% for individual associates total compensation. The Company has made contributions of $52,000 for the year ended September 30, 1996.

  Long-Term Equity-Based Compensation. The Committee intends to make stock option grants on a periodic basis. Each grant is designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the officer only if he or she remains in the employ of the Company and the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but there is also taken into account the size of comparable awards made to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods and the number of options held by the individual at the time of grant. Generally, as an officer's level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary. The relative weight given to these factors varies with each individual in the sole discretion of the Committee.

  Deduction Limit for Executive Compensation

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to the Company's executive officers for the 1996 fiscal year did not exceed the $1 million limit per officer, and it is not expected that the compensation to be paid to the Company's executive officers for the 1997 fiscal year will exceed that limit. In addition, the Company's 1996 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1996 Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach $1 million limit, the Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

  Submitted by the Compensation Committee of the Company's Board of Directors:

                              Richard S. Braddock
                                William E. Ford
                                  Keith Petty

Performance Graph

  The following performance graph shows the percentage change in cumulative total return to a holder of the Company's Common Stock, assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the NASDAQ Stock Market--U.S. Index and the peer group indicated below, during the period from August 15, 1996 (the date prior to the Company's initial public offering) through September 30, 1996.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
   AMONG E*TRADE GROUP, INC., PEER GROUP AND NASDAQ STOCK MARKET-U.S. INDEX
                     AUGUST 15, 1996 TO SEPTEMBER 30, 1996


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           E*TRADE                      NASDAQ
(Fiscal Year Covered)        GROUP, INC.    PEER GROUP    STOCK MARKET
---------------------        -----------    ----------    ------------
Measurement Pt-  8/15/96      $100           $100          $100
FYE   9/30/96                 $126           $104          $108

              *$100 invested on 8/15/96 in stock, group or index.

  The Company included the following companies in its Peer Group, which companies are in the information technology services industry and/or are used by analysts, E*TRADE believes, as a basis for comparison to the Company:
Affiliated Computer Services Inc., American Business Information Inc., America Online Inc., Barra Inc., Checkfree Corp., Compuserve Corporation Delaware, Cybercash, Inc., Desktop Data Inc., Envoy Corp., Harbinger Corp., Individual Inc., Intuit Inc., M A I D Plc, Netscape Communications Corp., Premiere Technologies Inc., Paychex Inc., Quickresponse Services Inc., Charles Schwab, Sterling Communications Inc., and Transaction Network Services Inc.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consisted of Richard S. Braddock, William E. Ford and Keith Petty at the end of the fiscal year ended September 30, 1996. During fiscal 1996, William A. Porter and Lewis E. Randall served on the Compensation Committee from October 1, 1995 to May 31, 1996. Mr. Porter was an executive officer of the Company during the fiscal year ended September 30, 1996.

  On September 28, 1995, the Company sold 100,000 shares of Series A Preferred Stock for $123 per share. On April 10, 1996, the Company sold 20,336 shares of Series B Preferred Stock for $140 per share. All Preferred Stock was sold in private financings, pursuant to preferred stock purchase agreements and investors' rights agreements. The terms of those agreements (with the exception of amount and price) are substantially similar for the Series A and Series B, under which the Company made the standard representations, warranties and covenants, and which provided the purchasers thereunder with rights of first offer, tag-along rights, preemptive rights, and demand and piggyback registration rights. All of the material terms of the Series A and Series B agreements, with the exception of the registration rights, terminated upon the effective date of the Company's Registration Statement in connection with its initial public offering. All shares of Preferred Stock converted into Common Stock on a 60-for-1 basis automatically upon the completion of the Company's initial public offering. The purchasers of the Preferred Stock included, among other things, the following directors, entities associated with directors, and holders of 5% or more of the Company's Common Stock:

                                                                     SHARES OF
                                                                     PREFERRED
                                                                       STOCK
                                                                     PURCHASED
                                                                   -------------
                                                                   SERIES SERIES
                                INVESTOR                             A      B
                                --------                           ------ ------
      General Atlantic Partners II, L.P. (1)...................... 87,742 6,267
      GAP Coinvestment Partners, L.P. (1)......................... 12,258   876
      Christos M. Cotsakos(2).....................................    --  6,050
      Richard S. Braddock.........................................    --  7,143

--------
(1) The general partner of General Atlantic Partners II, L.P. ("GAP II") is General Atlantic Partners, LLC ("GAP LLC"), a Delaware limited liability company. William E. Ford, a director of the Company, is one of the managing members of GAP LLC. The same managing members of GAP LLC are the general partners of GAP Coinvestment Partners, L.P. ("GAP Coinvestors"). Mr. Ford disclaims beneficial ownership of shares owned by GAP II and GAP Coinvestment except to the extent of his pecuniary interest.

(2) Includes shares held by the Cotsakos Revocable Trust under Agreement dated September 3, 1987, shares held in an IRA account and shares held as a custodian for his daughter. Mr. Cotsakos disclaims beneficial ownership of shares held as a custodian and one-half of the shares held by the Cotsakos Revocable Trust.

  During the fourth calendar quarter of 1996, the Company made a relocation loan to Mr. Cotsakos, its Chief Executive Officer and a Director, in the aggregate principal amount of $3,150,000. The proceeds of this loan were used to fund the purchase by Mr. Cotsakos of a personal residence in the Silicon Valley area. In providing this relocation loan, the Compensation Committee of the Board of Directors considered, among the other things, the rapid escalation of residential housing costs in the Silicon Valley area as well as the costs incurred by Mr. Cotsakos in relocating from Brussels, Belgium to California. The relocation loan accrues interest at the rate of 7% per annum which, together with the principal amount, is due and payable in November 1999. The loan is secured by a combination of assets, including the residence purchased, having a fair market value of at least 140% of the amounts outstanding. The due date of the relocation loan is subject to acceleration upon the occurrence of certain events including the voluntary cessation of employment with the Company by Mr. Cotsakos.

  In December 1995, the Company entered into a consulting arrangement with Mr. Hayter, a director of the Company, to provide international business consulting at a base rate of $1,500 for each day of consulting plus expenses, with the exception of attendance at Board meetings. Mr. Hayter's fees were payable in the form of

$750 in cash and $750 in Common Stock (issued at fair market value on the dates of services rendered). During the six months ended March 31, 1996, Mr. Hayter was paid $23,520 and accrued 6,096 shares of Common Stock pursuant to this arrangement. He also accrued 1,421 shares of Common Stock pursuant to this arrangement from April 1, 1996 through June 6, 1996. The Company and Mr. Hayter restated the consulting arrangement on June 7, 1996, at which time the Common Stock component of the arrangement terminated.

  In March 1996, Christos M. Cotsakos entered into an employment agreement with the Company. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

  Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, except as set forth below, there was compliance for the fiscal year ended September 30, 1996 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater-than-ten-percent beneficial owners.

  The Initial Statement of Beneficial Ownership of Securities on Form 3 was filed late for Lester C. Thurow.

                                  PROPOSAL 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Deloitte & Touche LLP served as independent public accountants for the Company for the fiscal year ended September 30, 1996. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of Deloitte & Touche LLP by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending September 30, 1997, and to perform other appropriate services. In the event that shareholders fail to ratify the selection of Deloitte & Touche LLP, the Board of Directors would reconsider such selection.

  A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

                             STOCKHOLDER PROPOSALS

  Shareholder proposals intended to be considered at the 1998 Annual Meeting of Stockholders must be received by E*TRADE no later than September 26, 1997. The proposal must be mailed to the Company's principal executive offices, 2400 Geng Road, Palo Alto, California 94303, Attention: Stephen C. Richards. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER MATTERS

  Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

  It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                          By Order of the Board of Directors,

                                          Christos M. Cotsakos
                                          President and Chief Executive
                                           Officer

January 24, 1997
Palo Alto, California

                              E*TRADE GROUP, INC.

                                   PROXY FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 19, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Christos M. Cotsakos, Kathy Levinson and Stephen C. Richards, and each or either of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of E*TRADE Group, Inc., held of record by the undersigned on January 15, 1997 at the Annual Meeting of Shareholders of E*TRADE Group, Inc. to be held February 19, 1997, or at any adjournment thereof.

1.   ELECTION OF DIRECTORS

     [_]  FOR all nominees listed below        [_]  WITHHOLD AUTHORITY
          (Except as marked to the                  to vote for all
          contrary below)                           nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

                      Lewis E. Randall, Lester C. Thurow
--------------------------------------------------------------------------------
2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company.

     [_]  FOR        [_]  AGAINST        [_]  ABSTAIN

3. In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

     The Board of Directors recommends a vote FOR Proposal Nos. 1 and 2. This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR Proposal Nos. 1 and 2 if no specification is made.

     Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                 DATED:_________________________________, 1997


--------------------------------------------------------------------------------
                                   Signature


--------------------------------------------------------------------------------
                    (Additional signature if held jointly)


PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.